NEWSRELEASE

Teledyne Announces Instrumentation Executive Promotions

THOUSAND OAKS, Calif. – September 6, 2018 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the following executive promotions within Teledyne’s Environmental and Electronic Measurement Instrumentation (EEMI) group, effective September 7, 2018.

Sean B. O’Connor, current Chief Financial Officer, Teledyne EEMI, will assume management responsibility for the EEMI group as Chief Operating Officer and CFO. Mr. O’Connor joined Teledyne in 2012 following the acquisition of LeCroy Corporation, where Sean had been CFO of the publicly traded company since 2005. Prior to joining LeCroy in 2001, Sean held a number of legal, finance and tax positions at both industrial and public accounting companies. Mr. O'Connor is a CPA, received his B.B.A. from Pace University and his J.D. from Seton Hall University School of Law.

Kevin Prusso, current Vice President – World-wide Sales and Marketing of Teledyne LeCroy, will become Vice President and General Manager, Teledyne LeCroy, also known as Teledyne Test & Measurement Instrumentation. Mr. Prusso joined LeCroy in 2004 with his responsibilities progressively increasing over the last 14 years. Prior to LeCroy, Kevin held sales and business leadership roles with other providers of electronic test & measurement instrumentation. Mr. Prusso received his M.B.A. from Marymount University and his B.S. in Ocean Engineering from the United States Naval Academy.

Vicki Benne, current Vice President and General Manager, Teledyne ISCO, will become Vice President and General Manager, Teledyne Environmental Instrumentation. Ms. Benne joined Teledyne in 2004 following the acquisition of ISCO, Inc., where Vicki had been CFO of the publicly traded company since 1999. Vicki has served Teledyne and ISCO since 1988 with her responsibilities progressively increasing over the last 30 years. Ms. Benne received her undergraduate and M.B.A. degrees from the University of Nebraska–Omaha and the University of Nebraska–Lincoln, respectively.

Teledyne separately announced today that Thomas H. Reslewic, Group President, Environmental & Electronic Measurement Instrumentation and Defense Electronics and Vice President, Teledyne, has resigned, effective September 7, 2018, to pursue other professional opportunities. As they currently do, or had previously, business units across Teledyne’s Defense Electronics group will report directly to Al Pichelli, President and Chief Operating Officer of Teledyne.

“I sincerely congratulate Sean, Kevin and Vicki. They have not only demonstrated strong leadership in large, successful Teledyne businesses, but each has successfully integrated bolt-on acquisitions of key new products and technologies,” said Robert Mehrabian, Chairman and Chief Executive Officer of Teledyne. “I am delighted to provide them additional responsibility.”

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542